Exhibit 99.1

NOTE: The proposed Prudential Financial, Inc. Employee Stock Purchase Plan is being filed with the Proxy Statement in satisfaction of Instruction 3 to Item 10 of Schedule 14A and shall not be deemed to be proxy soliciting materials or to form a part of the Proxy Statement.

PRUDENTIAL FINANCIAL, INC.

EMPLOYEE STOCK PURCHASE PLAN

SECTION 1

PURPOSE

The purpose of the Prudential Financial, Inc. Employee Stock Purchase Plan (the “Plan”) is to encourage and facilitate stock ownership by Employees by providing an opportunity to purchase Common Stock through voluntary after-tax payroll deductions and cash contributions. The Plan is intended to be a qualified employee stock purchase plan under Section 423 of the Code.

SECTION 2

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

Approved Leave. “Approved Leave” means a leave of absence granted to an Employee by the Company under its human resource policies.

Board. “Board” means the Board of Directors of the Company.

Cash Contributions. “Cash Contributions” means an Employee’s contributions, other than Payroll Contributions, pursuant to Section 5.4.

Code. “Code” means the Internal Revenue Code of 1986, as amended, including, for these purposes, any regulations promulgated by the Internal Revenue Service with respect to the provisions of the Code (“Treasury Regulations”), and any successor thereto.

Committee. “Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall designate, which committee shall consist of two or more members, each of whom shall be a “Non Employee Director” within the meaning of Rule 16b-3, as promulgated under the Securities Exchange Act, an “outside director” within the meaning of section 162(m) of the Code, and an “independent director” under Section 303A of the New York Stock Exchange’s Listed Company Manual, or any successors thereto.

Common Stock. “Common Stock” means the common stock of the Company, par value $0.01 per share.

Company. “Company” means Prudential Financial, Inc., a New Jersey corporation, and any successor thereto.

Compensation. “Compensation” means annual salary plus overtime, as determined by the Plan Administrator and without regard to any salary reduction contributions under a qualified cash or deferred arrangement or a cafeteria plan, in each case meeting the applicable requirements of the Code. With respect to employees of the Company and its Subsidiaries who are compensated on a commission basis, such commissions shall be treated as base salary on the basis of and in accordance with the rules the Plan Administrator shall establish.

Custodian. “Custodian” means the bank, trust company or other entity selected by the Plan Administrator to serve as the custodian under the Plan.

Date of Exercise. “Date of Exercise” means any date or dates during an Offering Period that the Plan Administrator shall designate as a Date of Exercise, provided that, if no other Date of Exercise shall have occurred in any twelve-month period, the last trading day of such period shall be a Date of Exercise.

Date of Grant. “Date of Grant” means the date upon which an Option is granted, as set forth in Section 5.2.

Effective Date. “Effective Date” means the date, if any, upon which the Plan receives shareholder approval.

Employee. “Employee” means each employee of the Company and of any Subsidiary whose employees are expressly permitted to participate in the Plan by the Plan Administrator. To the extent determined by the Plan Administrator (and as permitted under Code Section 423), full time life insurance agents, within the meaning of Code Section 3121(d)(3)(B), of the Company or any of its Subsidiaries (who are not common law employees) may also be permitted to participate in the Plan. Employee status shall be determined consistent with Treasury Regulation section 1.421-1(h)(2), or its successor provision.

Employer. “Employer” means the Company and each Subsidiary whose employees are expressly permitted to participate in the Plan by the Plan Administrator.

Fair Market Value. “Fair Market Value” means, on any date, the price of the last trade, regular way, in the Common Stock on such date on the New York Stock Exchange or, if at the relevant time, the Common Stock is not listed to trade on the New York Stock Exchange, on such other recognized quotation system on which the trading prices of the Common Stock are then quoted (the “Applicable Exchange”). If there are no Common Stock transactions on the Applicable Exchange on any relevant date, Fair Market Value for such date shall mean the closing price on the immediately preceding date on which Common Stock transactions were so reported. If the Applicable Exchange adopts a trading policy permitting trades after 5 P.M. Eastern Standard Time (“EST”), Fair Market Value shall mean the last trade, regular way, reported on or before 5 P.M. EST (or such earlier or later time as the Committee may establish).

Individual Account. “Individual Account” means a separate account maintained by the Custodian for each Employee participating under Section 5 hereof.

Offering Period. “Offering Period” means the period of time from the Date of Grant of any Option until the expiration of the Option term of such Option.

Option. “Option” means the right to purchase Common Stock granted to an Employee under Section 5.

Option Price. “Option Price” has the meaning set forth in Section 5.6.

Payroll Contributions. “Payroll Contributions” means an Employee’s after-tax contributions of Compensation by payroll deduction pursuant to Section 5.4.

Plan Administrator. “Plan Administrator” means a committee of at least three members comprised solely of directors or employees of the Company or any of its Subsidiaries selected by the Committee. References to “Plan Administrator” will include the Plan Administrator’s designees or delegees (under a delegation authorized by Article 3), but solely to the extent of the delegated authority and unless the context requires otherwise.

Subsidiary. “Subsidiary” means any corporation, limited liability company or partnership in which the Company owns, directly or indirectly, more than fifty percent (50%) of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership or limited liability company.

Terminating Event. “Terminating Event” means a participating Employee’s termination of employment for any reason or any other event that causes such Employee to no longer meet the requirements of Section 4.

Total Contributions. “Total Contributions” means, with respect to an Employee on any given date, the aggregate of the Payroll Contributions and Cash

Contributions of such Employee on or prior to such date, plus interest credited to date at the rate authorized pursuant to Section 5.4, less amounts previously used to purchase Common Stock or otherwise withdrawn or distributed.

SECTION 3

ADMINISTRATION

The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have authority to interpret the Plan and to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. The Plan Administrator may delegate responsibility for the day-to-day operation and administration of the Plan to any employee or group of employees of the Company or any of its Subsidiaries.

SECTION 4

ELIGIBILITY

4.1 General Rule. Except as otherwise provided herein, all Employees shall be eligible to participate in the Plan.

4.2 Exclusions. Notwithstanding the provisions of Section 4.1, the Plan Administrator, at its sole discretion, may (but is not required to) exclude from participation in any offering made under the Plan any employees (i) whose customary employment is twenty (20) hours or less per week, (ii) who are temporary or seasonal employees whose employment is for not more than five (5) months in any calendar year, (iii) who have been employed less than two years, or (iv) who are highly compensated employees or any class of highly compensated employees (within the meaning of Section 414(q) of the Code). Additionally, notwithstanding Section 4.1, any Employee who, after an Option is granted, owns stock (as defined by Sections 423(b)(3) and 424(d) of the Code) possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary, shall not be entitled to participate in offerings under the Plan. For the avoidance of doubt, there shall also be excluded from participation hereunder any Employees of any Subsidiary (including, without limitation, any foreign Subsidiary) which has not been designated by the Plan Administrator as an Employer hereunder.

SECTION 5

STOCK PURCHASES

5.1 Stock to Be Issued. Subject to the provisions of Sections 5.7 and 9.4, the number of shares of Common Stock that may be issued under the Plan shall not exceed 26,367,235 shares, which represents five percent (5%) of the shares of Common Stock outstanding on December 31, 2004. The shares to be delivered to Employees, or their beneficiaries, under the Plan may consist, in whole or in part, of authorized but unissued shares, not reserved for any other purpose, or shares acquired by the Custodian for purposes of the Plan in the market or otherwise.

5.2 Grant of Options. Subject to Section 4, the Company shall offer Options under the Plan to all Employees. Options will be granted on such dates as shall be determined by the Plan Administrator. The term of each Option shall end on the date that is twenty-four (24) months from the Date of Grant (or on such earlier date as shall be determined by the Plan Administrator). Subject to the provisions of Section 5.4, the number of shares of Common Stock subject to each Option shall be the lesser of (i) the quotient of (A) the Total Contributions made by each participating Employee in accordance with Section 5.4 for the Offering Period divided by (B) the Option Price for each share of Common Stock purchased pursuant to such Option, or (ii) such maximum number of shares as may be established and, in the context of an aggregate maximum for all Employees, allocated by the Plan Administrator, which may be established as a fixed number or vary based on a predetermined formula. The Plan Administrator may determine whether and, if so, how fractional shares will be included in the determination of the shares subject to each grant of Options.

5.3 Participation. An Employee who meets the requirements in Section 4 may participate in the Plan under this Section 5 by completing enrollment in the form or manner prescribed by the Plan Administrator, and by satisfying such other conditions or restrictions as the Plan Administrator shall establish. The Employees who elect to participate in the Plan shall at the time of such election authorize a payroll deduction from the Employee’s Compensation to be made as of any future payroll period. Any election to authorize payroll deductions shall be effective on such date as the Plan Administrator may determine after the date of completion of enrollment in the manner prescribed by the Plan Administrator.

5.4 Employee Contributions. An Individual Account shall be established for each participating Employee to which shall be credited (i) the amount of any Payroll Contributions and Cash Contributions, (ii) interest on the Employee’s Total Contributions and on any prior interest credited, at a rate to be determined by the Plan Administrator or pursuant to an arrangement approved by the Plan Administrator, for the period from the date each such amount is credited to such Individual Account until applied to the exercise of Options upon a Date of Exercise (or date otherwise paid from the Individual Account) and (iii) the number of full shares of Common Stock that are purchased by such Employee pursuant to the terms of the Plan. An Employee may authorize Payroll Contributions in terms of whole percentages of Compensation (or on such other basis and subject to such limits as the Plan Administrator may establish), up to a limit the Plan Administrator may determine. To the extent permitted by the Plan Administrator, an Employee who has made Payroll Contributions may also deliver to the Custodian one or more Cash Contributions, each of which shall be for a minimum of $100 (or such greater amount or lesser amount as the Plan Administrator shall determine), by personal check or other cash equivalent acceptable to the Custodian, provided, however, that no Cash Contribution shall be permitted at any time if such Cash Contribution shall cause the Plan to fail to meet the requirements of Section 423 of the Code. An Employee shall not be permitted to purchase Common Stock pursuant to Options under the Plan or under any other employee stock purchase plan of the Company or a Parent or any Subsidiary which is intended to qualify under Section 423 of the Code, at a rate which exceeds $25,000 in Fair Market Value (determined at the time the Option is granted) for each calendar year in which any Option granted to such Employee is outstanding at any time. Except as provided in Section 5.8, if an Employee has a Terminating Event, (i) such Employee may not make further Payroll Contributions or Cash Contributions and (ii) his or her outstanding Options shall terminate and any amount of cash then credited to his or her Individual Account shall be returned to the Employee.

5.5 Exercise of Options. Unless a participating Employee requests a withdrawal of the cash balance in the Employee’s Individual Account prior to a Date of Exercise, the cash balance on each such Date of Exercise shall be used to exercise Options to the extent that such balance is sufficient to purchase whole shares at the Option Price. The Plan Administrator may determine whether and, if so, how fractional shares may be purchased in the exercise of Options.

5.6 Option Price. Except as provided in Section 5.8, the Option Price per share of Common Stock (the “Option Price”) to be paid by each participating Employee on each exercise of the Employee’s Option shall be an amount equal to eighty-five percent (85%) (or such greater percentage as the Committee or the Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Grant or, if so specified by the Plan Administrator prior to the Date of Grant, the lesser of (i) eighty-five percent 85% (or such greater percentage as the Committee or the Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Grant or (ii) eighty-five percent 85% (or such greater percentage as the Committee or Plan Administrator may authorize) of the Fair Market Value of a share of Common Stock on the Date of Exercise.

5.7 Canceled, Terminated or Forfeited Options. Any shares of Common Stock subject to an Option, which for any reason is canceled, terminated or otherwise settled without the issuance of any Common Stock, shall again be available for Options under the Plan.

5.8 Change in Employment Status Due to Death or Disability. Upon a Terminating Event resulting from the participating Employee’s death, the Employee’s beneficiary (as defined in Section 9.3) shall have the right to elect, by written notice given to the Plan Administrator prior to the next following Date of Exercise:

a) to withdraw all of the cash and Common Stock credited to the deceased Employee’s Individual Account under the Plan, or

b) to exercise the deceased Employee’s Options for the number of full shares of Common Stock which the balance in the deceased Employee’s Individual Account will purchase at the Date of Exercise next following the Employee’s death.

Upon a Terminating Event resulting from the participating Employee’s permanent disability (as determined by the Plan Administrator), the Employee shall have the same right to exercise the Employee’s Options, pursuant to the same terms and conditions, as would the beneficiary in a case of death. In the event that no written notice of election pursuant to this Section 5.8 shall be received by the Plan Administrator at least ten (10) business days prior to the first Date of Exercise following the Employee’s Terminating Event, the beneficiary or the permanently disabled Employee, as the case may be, shall be deemed to have elected not to withdraw the amount credited to the Employee’s Individual Account.

5.9 Foreign Employees. Notwithstanding anything to the contrary herein, the Committee, to conform with provisions of local laws and regulations in foreign countries in which the Company or its Subsidiaries operate, shall have sole discretion to (a) modify the terms and conditions of Options granted to Employees employed outside the United States, so long as such modifications do not enhance the benefits provided hereunder; (b) establish sub-plans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations; and (c) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan or any sub-plan established hereunder. To the extent that an Employee is principally employed outside the United States and paid in a currency other than U.S. dollars, the Plan Administrator shall adopt uniform procedures for the conversion of Payroll Contributions and Cash Contributions into U.S. dollar equivalents for the purpose of exercising Options.

SECTION 6

DEDUCTION CHANGES; PLAN WITHDRAWALS

6.1 Deduction Changes. Once an Employee has authorized Payroll Contributions for an Offering Period, the Employee may change the selected rate of Payroll Contributions by written notice to the Plan Administrator; provided that, the Plan Administrator may determine that an Employee may not increase the level of Payroll Contributions authorized for any Offering Period. Any such change shall be given effect as soon as administratively practicable after the date such notice is received. Unless the Plan Administrator otherwise determines, if an Employee ceases to make Payroll Contributions during an Offering Period at any time prior to a Terminating Event, any cash balance then held in the Employee’s Individual Account shall automatically be distributed to such Employee as soon as practical after the effective date of such cessation; provided that if an Employee is on an Approved Leave, the Employee may suspend contributions during such leave, so long as the Employee recommences such contributions immediately upon return to work.

6.2 Withdrawals During Employment. An Employee may at any time (subject to such notice requirements as the Plan Administrator may prescribe), and for any reason, cease participation in the Plan and withdraw all or any portion of the Common Stock and cash, if any, in his Individual Account pursuant to Section 8. The Employee may thereafter recommence participation on the date the Plan Administrator shall determine following completion of a new enrollment pursuant to Section 5.3.

SECTION 7

EVIDENCE OF SHARE OWNERSHIP

Unless and until distributed to an Employee (i) at the Employee’s request, (ii) at the discretion of the Plan Administrator or (iii) in connection with the Employee’s Terminating Event, all shares of Common Stock acquired pursuant to the Plan shall be held by the Custodian. While maintained by a Custodian, all shares of Common Stock shall be registered in book entry form and/or held in the name of the Custodian or its nominee, or in street name. The Company shall cause shares of Common Stock to be registered in the name of an Employee who is to receive a distribution of shares pursuant to Section 8 as soon as practical following the event giving rise to such distribution under such Section 8. Unless, and solely to the extent that, the Plan Administrator shall adopt procedures to permit exceptions to this requirement, shares of Common Stock issued under the Plan may be registered only in the name of the Employee. Notwithstanding the foregoing, the Company shall cause shares of Common Stock to be registered in the name of an Employee upon such Employee’s request to the Plan Administrator as soon as practical following such request.

SECTION 8

WITHDRAWALS AND DISTRIBUTIONS

All or a portion of the Common Stock allocated to an Employee’s Individual Account may be withdrawn by an Employee at any time. Upon a Terminating Event or termination of the Plan under Section 9.5, all amounts and Common Stock held for the benefit of any Employee shall be distributed to such Employee. Any withdrawal or other distribution shall be made in the form of cash or Common Stock, at the election of the Employee. To the extent a withdrawal or distribution of an Employee’s Common Stock is made in the form of cash, the Employee shall receive an amount per share equal to the proceeds received from the sale of such shares net of the Employee’s allocable share of any related brokerage fees, other expenses incurred in connection with the sale of such shares and any applicable tax withholding. All fractional shares shall be paid in cash based on the average sale price of such shares sold on behalf of Employees on the day of such sales.

SECTION 9

MISCELLANEOUS PROVISIONS

9.1 Withholding. The Company or a Subsidiary shall have the right and power to deduct from all payments or distributions hereunder, or require an Employee to remit promptly upon notification of the amount due, an amount (which may include shares of Common Stock) to satisfy any federal, state, local or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Option of shares of Common Stock. The Company may defer delivery of Common Stock until such withholding requirements are satisfied. The Plan Administrator may, in its discretion, permit an Employee to elect, subject to such conditions as the Plan Administrator shall impose, to have a number of whole (or, at the discretion of the Plan Administrator, whole and fractional) shares of Common Stock otherwise issuable under the Plan withheld that, considering their Fair Market Value on the date immediately preceding the date of exercise, is a sufficient number, but not more than is required, to satisfy the withholding tax obligations.

9.2 Rights Not Transferable. No Option granted under the Plan may be alienated, including but not limited to sold, transferred, pledged, assigned, or otherwise hypothecated, other than by will or by the laws of descent and distribution, and any attempt to alienate in violation of this Section 9.2 shall be null and void. Options are exercisable during the Employee’s lifetime only by the Employee.

9.3 Designation of Beneficiary. Each participating Employee may file a written designation of a beneficiary who is to receive any Common Shares and/or cash following the Employee’s death. Each designation made hereunder will revoke all prior designations by the same Employee with respect to all Options previously granted

(including, solely for purposes of this Plan, any deemed designation prescribed by rules established by the Plan Administrator), shall be in a form and submitted in a manner prescribed by the Plan Administrator, and will be effective only when received by the Plan Administrator in writing (or electronic equivalent recognized by the Plan Administrator) during the Employee’s lifetime. In the absence of any such effective designation (including a deemed designation), benefits remaining unpaid at the Employee’s death shall be paid to or exercised by the Employee’s surviving spouse, if any, or otherwise to or by the Employee’s estate. Upon the death of a participating Employee and upon receipt by the Plan Administrator of proof of identity and existence at the participating Employee’s death of a beneficiary validly designated by the Employee under the Plan, the Plan Administrator shall deliver such Common Shares and/or cash to such beneficiary. No beneficiary shall, prior to the death of a participating Employee by whom the beneficiary has been designated, acquire any interest in the Common Stock or cash credited to a participating Employee under the Plan.

9.4 Adjustments Due to Change in Capitalization. In the event of any stock dividend or stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend to the stockholders of the Company), merger, consolidation, combination, spin off, distribution of assets to shareholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change or diluting event, as determined by the Plan Administrator, (i) Common Stock credited to each Employee’s Individual Account shall be adjusted in the same manner as all other outstanding shares of Common Stock in connection with such event, (ii) the Committee shall determine the kind of shares which may be acquired under the Plan after such event, and (iii) the aggregate number of shares of Common Stock available for grant under Section 5.1 or subject to outstanding Options and the respective exercise prices applicable to outstanding Options may be appropriately adjusted by the Committee, in its discretion, and the determination of the Committee shall be conclusive. Except as otherwise determined by the Committee, a merger or a similar reorganization which the Company does not survive, a liquidation or distribution of the assets of the Company, or a sale of all or substantially all of the assets of the Company, shall cause the Plan to terminate and all Common Stock and cash, if any, in the Individual Accounts of participating Employees shall be distributed to each Employee pursuant to Section 8 as soon as practical unless any surviving entity agrees to assume the obligations hereunder.

9.5 Amendment of the Plan. The Compensation Committee of the Board may, at any time, amend, modify, suspend, or terminate this Plan, in whole or in part, without notice to or the consent of any participant or employee to the extent permissible under applicable law and any applicable collective bargaining agreement; provided, however, that any amendment which would (i) increase the number of shares available for issuance under the Plan, (ii) lower the minimum exercise price at which an Option may be granted, (iii) change the individual Option limits, (iv) alter the class of companies whose employees are eligible to participate in the Plan under Section 5, or (v) would require shareholder action under any relevant law, shall be subject to the approval of the

Company’s shareholders. No amendment, modification, or termination of the Plan shall in any manner adversely affect the rights of any Employee under the Plan with respect to any Offering Period then in progress or previously completed without the consent of the Employee, except that upon a termination of the Plan the Offering Period may be ended and unexercised Options may be cancelled. The Plan shall terminate at any time at the discretion of the Board or its delegate. Upon termination of the Plan, all Common Stock and cash, if any, in the Individual Accounts of participating Employees shall be distributed to each Employee pursuant to Section 8 as soon as practical thereafter.

9.6 Requirements of Law. The granting of Options and the issuance of shares of Common Stock shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

9.7 Custodial Arrangement. All cash and Common Stock allocated to an Employee’s Individual Account under the Plan shall be held by the Custodian in its capacity as a custodian for the Employee with respect to such cash and Common Stock. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and its officers or the Committee or the Plan Administrator or the Custodian, on the one hand, and any Employee, the Company or any other person or entity, on the other hand.

9.8 No Right to Continued Employment. The existence of the Plan shall not be deemed to constitute a contract of employment between the Company or any Subsidiary or any other affiliate and any Employee, nor shall it constitute a right to remain in the employ of the Company or any Subsidiary or any other affiliate. The terms or existence of this Plan, as in effect at any time or from time to time, or any Option granted under the Plan, shall not confer upon any Employee any right to continue in the employ of the Company or any Subsidiary or any other affiliate of the Company.

9.9 No Limitation on Compensation; Scope of Liabilities. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans if and to the extent permitted by applicable law. The liability of the Company, any Subsidiary or any other affiliate under this Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of this Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, any Subsidiary or any other affiliate thereof or the Committee not expressly set forth in the Plan.

9.10 No Constraint on Corporate Action. Except as provided in Section 9.5, nothing contained in this Plan shall be construed to prevent the Company, any Subsidiary or any other affiliate, from taking any corporate action (including, but not limited to, the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets) which is deemed by it to be appropriate, or in its best interest, whether or not such action would have an adverse effect on this Plan, or any Options granted under this Plan. No employee, beneficiary, or other person, shall have any claim against the Company, any Subsidiary, or any of its other affiliates, as a result of any such action.

9.11 Securities Law Compliance. Instruments evidencing Options may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Employee represent to the Company in writing, when an Option is granted or when the Employee receives shares with respect to such Option (or at such other time as the Committee deems appropriate) that the Employee is accepting such Option, or receiving or acquiring such shares (unless they are then covered by an effective Securities Act of 1933 registration statement), for the Employee’s own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Employee. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.

9.12 No Impact On Benefits. Except as may otherwise be specifically provided for under any employee benefit plan, policy or program provision to the contrary, Options and any amounts received in respect thereof shall not be treated as compensation for purposes of calculating an Employee’s right under any such plan, policy or program.

9.13 Term of Plan. The Plan shall be effective upon the Effective Date. The Plan shall terminate on the earlier of (i) December 31, 2015, (ii) the termination of the Plan pursuant to Section 9.5, or (iii) when no more shares are available for issuance of Options under the Plan.

9.14 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey, without regard to principles of conflict of laws.

9.15 Captions. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.